AFFINITY GOLD CORP.
7950 Main Street, Suite 217
Maple Grove, Minnesota  55311

Symbol: AFYG - OTCBB

News Release

AFFINITY GOLD CORPORATION ANNOUNCES UPDATE

April 22, 2009

Maple Grove, Minnesota, April 22, 2009 - Affinity Gold Corp. (OTCBB:  AFYG) (the “Company”) is pleased to provide an update to its shareholders and the investment community regarding progress made against executing the company’s business plan and accomplishing near-term objectives.

Pursuant to the Company’s plan to complete a NI 43-101 Report (a Canadian securities technical property report) on the San Gaban - Ayapata property in Puno, Peru, currently owned by AMR Project Peru, S.A.C. (“AMR”), Robert W. Laakso, the Company’s Independent Geologist and Qualified Person (QP), along with his team, recently returned from Peru after successfully conducting initial due diligence.

Mr. Laakso was able to visit the Instituto Minero Y Metalurgico in Lima, Peru to validate the legality of ownership of the property, mining concession rights and registration in the name of AMR and the issuance of the mining permit required to begin mining operations on the property.  Mr. Laakso found all documents to be in good order and recorded in the Peruvian government electronic files.

Mr. Laakso and his team are scheduled to return to Peru in the second week of May to begin sampling and exploration activities necessary for the completion of the Company’s NI 43-101 Report on this property.

Flagship Project:
Upon completion of the acquisition of this property, this property will become the Company’s flagship project.  The property is located in southeastern Peru east of the Andean Mountains and situated in the Inambari River Basin, an area known for containing high concentrations of gold.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of gold mineralization properties internationally.  Affinity Gold Corp.’s current primary focus is gold exploration in Peru.

www.affinitygold.com

For Corporate, Media or Investor Relations Contact:

Affinity Gold Corp.
763-424-4754
info@affinitygold.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Affinity Gold Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.